Exhibit 5

[BB&T Corporation Letterhead]

September 11, 2015

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Re:	Registration Statement on Form S-8 (the “Registration Statement”) relating to the BB&T Corporation 401(k) Savings Plan (the “Plan”)

Ladies and Gentlemen:

I am Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a financial holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of North Carolina (the “Company”). My opinion has been requested with respect to certain matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, of (i) 35,000,000 shares of common stock, par value $5.00 per share, of the Company (“Common Stock”) and (ii) an indeterminate number of plan interests, which are proposed to be offered and sold pursuant to the Plan. This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I or attorneys on my staff who are licensed to practice law in North Carolina have examined originals or copies of those corporate and other records of the Company as we have deemed relevant as a basis for the opinion expressed herein. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. For the purpose of this opinion, I have also assumed that BB&T will continue to be incorporated and in good standing under the laws of the State of North Carolina.

On the basis of such examination and having regard for such legal considerations as I deem relevant, and subject to the limitations and qualifications contained herein, it is my opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, upon issuance and delivery of, and payment for the Common Stock in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), in my experience, normally applicable to the transactions of the type provided for in the Registration Statement, and I am expressing no opinion as to the applicability of, compliance with, or the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to being named as the attorney who passed upon the validity of the Common Stock and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Robert J. Johnson, Jr.
Robert J. Johnson, Jr.
Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer